SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                (Amendment No. 1)


                            O'Reilly Automotive, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   686091 10 9
--------------------------------------------------------------------------------
                                 (CUSIP Number)


         Check the following box if a fee is being paid with this statement
                                                                           -----
         (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

         * The remainder of this cover page shall be filled out for a reporting persons' initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)





                               Page 1 of 5 Pages

CUSIP No. 686091 10 9                                  Page   2   of   5   Pages

                                       13G
--------------------------------------------------------------------------------
  1       NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          Charles H. O'Reilly, Jr.
          ###-##-####
--------------------------------------------------------------------------------
  2       CHECK THE APPROPRIATE ROW IF A MEMBER OF A GROUP

                   (A)
                       ---------------------------------------------------------
                   (B)
                       ---------------------------------------------------------

--------------------------------------------------------------------------------
  3       SEC USE ONLY



--------------------------------------------------------------------------------
  4       CITIZENSHIP OR PLACE OF ORGANIZATION



          U.S.
--------------------------------------------------------------------------------
      NUMBER OF          5    SOLE VOTING POWER
        SHARES
     BENEFICIALLY                  1,279,789
       OWNED BY        ---------------------------------------------------------
         EACH            6    SHARED VOTING POWER
      REPORTING
        PERSON                       231,418
         WITH          ---------------------------------------------------------
                         7    SOLE DISPOSITIVE POWER

                                   1,279,789
                       ---------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                                     231,418
--------------------------------------------------------------------------------
  9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,511,207
--------------------------------------------------------------------------------
  10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES


--------------------------------------------------------------------------------
  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  6.93%
--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON


                    IN
--------------------------------------------------------------------------------





                               Page 2 of 5 Pages

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                    Under the Securities Exchange Act of 1934





      Item 1(a)         Name of Issuer:

                                         O'Reilly Automotive, Inc.


      Item 1(b)         Address of Issuer's Principal Executive Offices:

                                         233 South Patterson
                                         Springfield, MO  65802


      Item 2(a)         Name of Person Filing:

                                         Charles H. O'Reilly, Jr.


      Item 2(b)         Address of Principal Business Office:

                                         233 South Patterson
                                         Springfield, MO  65802


      Item 2(c)         Citizenship:

                                         U.S.


      Item 2(d)         Title of Class Securities:

                                      Common Stock, $0.01 par value per share


      Item 2(e)         CUSIP Number:

                                         686091 10 9






                               Page 3 of 5 Pages

      Item 3            N/A


      Item 4(a)         Amount beneficially owned:        1,511,207


      Item 4(b)         Percent of class:                     6.93%


      Item 4(c)(i)      Sole power to vote or to direct the vote:
                                      1,279,789


      Item 4(c)(ii)     Shared power to vote or to direct the vote:
                                        231,418


      Item 4(c)(iii)    Sole power to dispose or to direct the disposition of:
                                      1,279,789


      Item 4(c)(iv)     Shared power to dispose or to direct the disposition of:
                                        231,418


      Item 5            Ownership of Five Percent or Less of a Class:


                                          If this  statement  is being  filed to
                                          report  the  fact  that as of the date
                                          hereof,   the  reporting   person  has
                                          ceased to be the  beneficial  owner of
                                          more   that   5%  of  the   class   of
                                          securities, check the following:
                                                                          ------

      Item 6            Ownership of More that Five Percent on Behalf of Another
                        Person:
                                                        N/A

      Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding company:


                                                        N/A


      Item 8            Identification and Classification of Members of the
                        Group:

                                                        N/A


      Item 9            Notice of Dissolution of Group:


                                                        N/A





                               Page 4 of 5 Pages

      Item 10           Certification:

By signing below I certify that, to the best of my knowledge and belief, the secutiries referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.



      SIGNATURE         After reasonable inquiry and to the best of my knowledge
                        and belief, I certify that the information set forth in this statement is true, complete and correct.

                 Date:                           February 16, 1999



                 Signature:                      /s/ Charles H. O'Reilly, Jr.
                                                 -------------------------------


                 Name/Title:                     Charles H. O'Reilly, Jr.
                                                 Chairman of the Board






                               Page 5 of 5 Pages